EXHIBIT 10.1

BUFFALO WILD WINGS, INC.
2009 EXECUTIVE CASH INCENTIVE PROGRAM
FOR CHIEF EXECUTIVE OFFICER

Our executive cash incentive program for fiscal 2009 under the previously adopted Cash Incentive Plan (the “Plan”) for the Chief Executive Officer was approved on March 2, 2009 by the Board of Directors pursuant to a recommendation by the Compensation Committee, which program is similar to the 2009 program adopted on December 4, 2008 for the other executive officers.  The Plan is designed to provide an annual incentive to executive officers based on the achievement of certain financial objectives, as well as individual personal objectives.  The financial objectives are set annually by our Board of Directors.  Payments under the 2009 program for achievement of Company financial objectives are based on the following: revenue, net income, same-store sales increases, increase in the number of Company locations, and increase in the number of franchise locations.

The Chief Executive Officer may receive cash incentive payments of up to 122.6% of her base salary for the Company achieving financial objectives and up to an additional 22.6% of base salary on a discretionary basis for individual performance as determined in the discretion of our Board of Directors.  The level of the cash incentive amount payable based on Company financial objectives varies depending upon the percentage of the objective that we achieve.  If a certain minimum percentage for a Company financial objective is not achieved, no payment is paid for that objective.